EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CONTACT:

MEDIA:	ANALYSTS:
Charles M. Boesel, 312/822-2592 Katrina W. Parker, 312/822-5167	Dawn M. Jaffray, 312/822-7757

CNA FINANCIAL ANNOUNCES
3rd QUARTER 2003 NET LOSS AND CAPITAL PLAN

CHICAGO, November 12, 2003 -— CNA Financial Corporation (NYSE: CNA) today announced third quarter of 2003 results, which included significant reserve strengthening as a result of the Company’s recently completed reserve reviews. The Company also announced a plan to strengthen its capital base.

The third quarter of 2003 results included the following after-tax charges:

•	Net prior year development of $1,495 million, which includes premium and claim and allocated claim adjustment expense development.

•	Increase in bad debt reserves for insurance and reinsurance receivables of $332 million.

Including the above items, the Company reported a net loss for the third quarter of 2003 of $1,760 million, or $7.94 per share, as compared with net income of $54 million, or $0.24 per share, for the same period in 2002. The net loss for the nine months ended September 30, 2003 was $1,607 million, or $7.39 per share, compared with net income of $105 million, or $0.47 per share, for the same period in 2002.

The net prior year development consisted of $978 million after-tax related to core reserves and $517 million after-tax related to asbestos, environmental pollution and mass tort (APMT) reserves. The primary factors that led to the net prior year development were the previously announced third quarter of 2003 comprehensive reserve reviews, which included construction defect and other volatile exposures, and a ground up analysis of APMT exposures. The net prior year development also resulted in additional cessions to the Company’s reinsurance contracts, including the corporate aggregate reinsurance treaties. These additional cessions resulted in $67 million of after-tax interest expense, which is recorded as a reduction in net investment income.

To support statutory capital adversely impacted by the significant third quarter charges, CNA has developed a capital plan, which includes substantial support from Loews Corporation (Loews), the owner of 90% of CNA’s outstanding shares. The capital plan includes a number of components, including the capital support from Loews and possible sales or other dispositions of businesses and assets. Under an agreement approved by a special committee of independent members of CNA’s Board of Directors, Loews has agreed to purchase $750 million of a new series of CNA non-voting convertible preferred stock, having terms that make it economically equivalent to CNA common stock. The conversion price is based on current average market prices of CNA common stock. Proceeds from the preferred stock sale will be applied by CNA to increase the statutory surplus of CNA’s principal insurance subsidiary, Continental Casualty Company (CCC). Under the agreement, Loews has also committed up to $500 million of additional capital support, through the purchase of surplus notes of CCC, in the event that certain additions to CCC’s statutory capital are not achieved by February 26, 2004 from business or asset sales and related actions. The obligation of Loews to consummate this agreement is subject to certain customary closing conditions. In addition, Loews has indicated its commitment to provide up to an additional $150 million by March 31, 2004, in a form to be determined, to support the statutory capital of CCC in the event of additional shortfalls in relation to business and asset sales. Other elements of the capital plan include the October of 2003 sale of CNA Re renewal rights and withdrawal from the assumed reinsurance business, CNA’s previously announced initiative to reduce operating expenses by $200 million and planned changes in the ownership structure of certain insurance subsidiaries to align statutory capital more efficiently.

“CNA has undergone enormous change over the last two years” said Stephen W. Lilienthal, Chairman and Chief Executive Officer of the CNA insurance companies. “Essentially, we have re-underwritten, re-platformed, re-staffed and repositioned the business portfolio, and will be recapitalizing CNA. I am certainly disappointed with the actions necessary to strengthen our balance sheet, but I remain very positive about the current performance of our core businesses, particularly Property and Casualty and Group Operations.”

The current accident year continued to improve within the primary property and casualty businesses as evidenced by strong rate increases during the quarter and solid production of new business. Gross written premiums increased 12% in the third quarter of 2003 compared with the same period in 2002.

Realized investment results increased $89 million after-tax in the third quarter of 2003 as compared with the same period in 2002. This increase was due primarily to increased realized gains related to derivative securities and a reduction in impairment losses for other-than-temporary declines in market values for fixed maturity and equity securities, partially offset by decreased gains on sales of fixed maturity securities. After-tax investment related impairment losses were $10 million for the third quarter of 2003 as compared with $144 million for the same period in 2002.

Net Income

	Results for the three months ended		Results for the nine months ended
	September 30		September 30

($ millions)	2003	2002(c)	2003	2002(c)

(Loss) income before net realized investment gains (losses)	$(1,865)	$38	$(1,912)	$284
Net realized investment gains (losses)	105	16	305	(87)

(Loss) Income from continuing operations	(1,760)	54	(1,607)	197
Loss from discontinued operations (a)	—	—	—	(35)
Cumulative effect of a change in accounting principle (b)	—	—	—	(57)

Net (loss) income	$(1,760)	$54	$(1,607)	$105

(a)	During the first quarter of 2002, CNA Vida, a Chilean-based life insurance company, was sold and reported as discontinued operations in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(b)	Represents the effect of the adoption of SFAS 142, which was a change in accounting for goodwill and indefinite-lived intangible assets in 2002.

(c)	The three and nine months ended September 30, 2002 results have been restated to reflect an adjustment to the Company’s historical accounting for CNA’s life settlement contracts and the related revenue recognition. Refer to CNA’s 2002 Form 10-K for further information related to this restatement.

Per Share Results Available to Common Stockholders

	Results for the three months ended		Results for the nine months ended
	September 30		September 30

	2003	2002(d)	2003	2002(d)

(Loss) Income from continuing operations (a)	$(7.94)	$0.24	$(7.39)	$0.89
Loss from discontinued operations (b)	—	—	—	(0.16)
Cumulative effect of a change in accounting principle (c)	—	—	—	(0.26)

Net (loss) income	$(7.94)	$0.24	$(7.39)	$0.47

(a)	The three and nine months ended September 30, 2003 per share results available to common stockholders are reduced by $15 million and $45 million, or $0.07 per share and $0.20 per share, of accumulated but undeclared preferred stock dividends.

(b)	During the first quarter of 2002, CNA Vida, a Chilean-based life insurance company, was sold and reported as discontinued operations in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(c)	Represents the effect of the adoption of SFAS 142, which was a change in accounting for goodwill and indefinite-lived intangible assets in 2002.

(d)	The three and nine months ended September 30, 2002 results have been restated to reflect an adjustment to the Company’s historical accounting for CNA’s life settlement contracts and the related revenue recognition. Refer to CNA’s 2002 Form 10-K for further information related to this restatement.

Segment Results for the Three Months Ended September 30, 2003

	Standard	Specialty	P&C	CNA	P&C	Group	Life	Corporate
($ millions)	Lines	Lines	Ops.	Re	Segments	Ops.	Ops.	& Other	Total

(Loss) income before net realized investment gains	$(917)	$(180)	$(1,097)	$(81)	$(1,178)	$25	$10	$(722)	$(1,865)
Net realized investment gains	35	16	51	7	58	17	21	9	105

Net (loss) income	$(882)	$(164)	$(1,046)	$(74)	$(1,120)	$42	$31	$(713)	$(1,760)

Segment Results for the Three Months Ended September 30, 2002

	Standard	Specialty	P&C	CNA	P&C	Group	Life	Corporate
($ millions)	Lines	Lines	Ops.	Re	Segments	Ops.	Ops.(c)	& Other	Total(c)

Income (loss) before net realized investment gains (losses)	$105	$(65)	$40	$(25)	$15	$30	$31	$(38)	$38
Net realized investment (losses) gains	(17)	(11)	(28)	(1)	(29)	4	(14)	55	16

Net income (loss)	$88	$(76)	$12	$(26)	$(14)	$34	$17	$17	$54

Segment Results for the Nine Months Ended September 30, 2003

	Standard	Specialty	P&C	CNA	P&C	Group	Life	Corporate
($ millions)	Lines	Lines	Ops.	Re	Segments	Ops.	Ops.	& Other	Total

(Loss) income before net realized investment gains (losses)	$(1,026)	$(192)	$(1,218)	$(43)	$(1,261)	$70	$37	$(758)	$(1,912)
Net realized investment gains (losses)	153	60	213	38	251	(4)	6	52	305

Net (loss) income	$(873)	$(132)	$(1,005)	$(5)	$(1,010)	$66	$43	$(706)	$(1,607)

Segment Results for the Nine Months Ended September 30, 2002

	Standard	Specialty	P&C	CNA	P&C	Group	Life	Corporate
($ millions)	Lines	Lines	Ops.	Re	Segments	Ops.	Ops.(c)	& Other	Total(c)

Income (loss) before net realized investment gains (losses)	$155	$9	$164	$39	$203	$73	$89	$(81)	$284
Net realized investment (losses) gains	(33)	(32)	(65)	3	(62)	(8)	(41)	24	(87)

Income (loss) from continuing operations	122	(23)	99	42	141	65	48	(57)	197
Loss from discontinued operations (a)	—	—	—	—	—	—	(35)	—	(35)
Cumulative effect of a change in accounting principle (b)	—	(48)	(48)	—	(48)	—	(8)	(1)	(57)

Net income (loss)	$122	$(71)	$51	$42	$93	$65	$5	$(58)	$105

(a)	During the first quarter of 2002, CNA Vida, a Chilean-based life insurance company, was sold and reported as discontinued operations in accordance with SFAS 144, Accounting for the Impairment or Disposal of Long-Lived Assets.

(b)	Represents the effect of the adoption of SFAS 142, which was a change in accounting for goodwill and indefinite-lived intangible assets in 2002.

(c)	The three and nine months ended September 30, 2002 results have been restated to reflect an adjustment to the Company’s historical accounting for CNA’s life settlement contracts and the related revenue recognition. Refer to CNA’s 2002 Form 10-K for further information related to this restatement.

Property & Casualty Segments Gross Written Premiums

	Three months ended September 30		Nine months ended September 30

($ millions)	2003	2002	2003	2002

Standard Lines	$1,406	$1,213	$4,265	$4,017
Specialty Lines	944	889	2,787	2,484

Total P&C Operations	2,350	2,102	7,052	6,501
CNA Re	150	179	528	578

Total P&C Segments	$2,500	$2,281	$7,580	$7,079

Property & Casualty Segments Net Written Premiums

	Three months ended September 30		Nine months ended September 30

($ millions)	2003	2002	2003	2002

Standard Lines	$834	$1,033	$2,828	$3,172
Specialty Lines	719	628	2,064	1,740

Total P&C Operations	1,553	1,661	4,892	4,912
CNA Re	109	167	437	494

Total P&C Segments	$1,662	$1,828	$5,329	$5,406

Group and Life Operations Net Earned Premiums

	Three months ended September 30		Nine months ended September 30

($ millions)	2003	2002	2003	2002

Group Operations (a)	$338	$292	$982	$2,017
Life Operations	264	236	783	710

(a)	For the nine months ended September 30, 2002, net earned premiums included $1,151 million related to the National Postal Mail Handlers Union (Mail Handlers Plan) contract, which was transferred on July 1, 2002.

Property & Casualty Calendar Year Loss Ratios

	Three months ended September 30		Nine months ended September 30

	2003	2002	2003	2002

Standard Lines	194.8%	60.6%	116.6%	72.1%
Specialty Lines	110.1	90.7	91.2	77.6
Total P&C Operations	156.6	71.3	105.8	74.0
CNA Re	211.4	115.4	100.0	81.2
Total P&C Segments	159.6	75.4	105.4	74.6

Total P&C Companies	212.1%	79.0%	124.3%	79.6%

Property & Casualty Calendar Year Combined Ratios

	Three months ended September 30		Nine months ended September 30

	2003	2002	2003	2002

Standard Lines	283.3%	91.8%	170.4%	104.0%
Specialty Lines	157.4	125.3	128.1	110.9
Total P&C Operations	226.4	103.7	152.6	106.4
CNA Re	263.3	146.0	135.3	113.4
Total P&C Segments	228.4	107.6	151.3	107.0

Total P&C Companies	290.7%	112.6%	173.4%	109.2%

Property & Casualty Gross Accident Year Loss Ratios

	Accident year 2003	Accident year 2002	Accident year 2002
	evaluated at	evaluated at	evaluated at
	September 30, 2003	December 31, 2002	September 30, 2003

Standard Lines	65.4%	74.6%	66.6%
Specialty Lines	64.9	68.1	68.6
Total P&C Operations	65.2	72.1	67.4
CNA Re	59.7	64.2	61.2

Total P&C Segments	64.8%	71.5%	66.9%

Property & Casualty Net Accident Year Loss Ratios

	Accident year 2003	Accident year 2002	Accident year 2002
	evaluated at	evaluated at	evaluated at
	September 30, 2003	December 31, 2002	September 30, 2003

Standard Lines	68.4%	75.3%	70.6%
Specialty Lines	68.7	71.7	73.0
Total P&C Operations	68.5	74.1	71.4
CNA Re	63.9	69.3	62.0

Total P&C Segments	68.1%	73.6%	70.6%

     The following table highlights the after-tax significant items for the third quarter of 2003.

After-Tax Significant Items(a)
Quarter Ended September 30, 2003

	Standard	Specialty	P&C	CNA	P&C	Group	Life	Corporate
($ millions)	Lines	Lines	Ops.	Re	Segments	Ops.	Ops.	& Other	Total

Net prior year development (b)	$(708)	$(148)	$(856)	$(88)	$(944)	$—	$—	$(551)	$(1,495)
Increase in bad debt provision for reinsurance receivables	(36)	(51)	(87)	(1)	(88)	—	—	(112)	(200)
Increase in bad debt provision for insurance receivables	(132)	—	(132)	—	(132)	—	—	—	(132)
Increase in unallocated claim adjustment expense (ULAE) reserves	(3)	(18)	(21)	—	(21)	—	—	(44)	(65)

Total	$(879)	$(217)	$(1,096)	$(89)	$(1,185)	$—	$—	$(707)	$(1,892)

(a)	Additional after-tax items not included in the above table that have an adverse effect on third quarter of 2003 results included a $48 million increase in certain insurance-related assessments, $30 million of dividend reserve development and $67 million of interest expense related to additional cessions to corporate aggregate and other reinsurance contracts.

(b)	Net prior year development for the third quarter of 2003 included both premium development and claim and allocated claim adjustment expense reserve development.

Business Operating Highlights

Standard Lines includes standard property and casualty coverages sold to small and middle market commercial businesses primarily through an independent agency distribution system, and excess and surplus lines, as well as insurance and risk management products sold to large corporations.

•	Net written premiums decreased $199 million for the third quarter of 2003 as compared with the same period in 2002. This decrease was due primarily to increased ceded premiums, including premiums ceded to corporate aggregate reinsurance treaties, as a result of the net unfavorable prior year reserve development recorded in the third quarter of 2003.

•	Standard Lines achieved average rate increases during the third quarter of 2003 of 16%.

•	Net results for the third quarter of 2003 decreased $970 million as compared with the same period in 2002, primarily related to a $798 million after-tax increase in unfavorable net prior year development, $26 million after-tax increase in dividend reserve development, $168 million after-tax increase in the bad debt provisions for insurance and reinsurance receivables, $48 million after-tax increase in certain insurance-related assessments and $51 million increase in interest expense related to reinsurance contracts. These declines were partially offset by improvements in the current net accident year loss ratio and net investment results.

Specialty Lines provides a broad array of professional, financial and specialty property and casualty products and services in the U.S. and abroad.

•	Net written premiums increased $91 million for the third quarter of 2003 as compared with the same period in 2002, due primarily to rate increases and new business in professional liability lines, partially offset by increased ceded premiums to corporate aggregate reinsurance treaties as a result of the net unfavorable prior year reserve development recorded in the third quarter of 2003.

•	Specialty Lines achieved average rate increases during the third quarter of 2003 of 21%, primarily across most professional liability lines of business.

•	Net results for the third quarter of 2003 decreased $88 million as compared with the same period in 2002, primarily related to a $92 million after-tax increase in unfavorable net prior year development, $18 million after-tax increase in ULAE reserves, $51 million after-tax increase in the bad debt provision for reinsurance receivables, $10 million after-tax increase in certain insurance-related assessments and $4 million increase in interest expense related to reinsurance contracts. These declines were partially offset by improvements in the current net accident year loss ratio and net investment results.

CNA Re operated globally as a reinsurer in the broker market for treaty products and in the direct market for facultative products.

•	In October of 2003, CNA sold the renewal rights for most of the treaty business of CNA Re to Folksamerica Reinsurance Company, a wholly owned subsidiary of White Mountains Insurance Group, Ltd. Concurrent with the sale, CNA announced its withdrawal from the assumed reinsurance business.

•	Net written premiums decreased $58 million for the third quarter of 2003 as compared with the same period in 2002, due primarily to increased ceded premiums to corporate aggregate reinsurance treaties, as a result of the net unfavorable prior year reserve development recorded in the third quarter of 2003.

•	Net results for the third quarter of 2003 decreased $48 million as compared to the same period in 2002, primarily related to $45 million after-tax increase in unfavorable net prior year development, and $9 million after-tax increase in interest expense related to reinsurance contracts.

Group Operations provides a broad array of group life and group health insurance and investment products and services to employers, affinity groups and other entities that purchase insurance as a group.

•	Net earned premiums increased $46 million for the third quarter of 2003 as compared with the same period in 2002, due principally to new sales and rate increases in the disability, specialty medical, life and long term care products within Group Benefits.

•	Group Operations achieved average rate increases during the third quarter of 2003 of approximately 5%.

•	Net income for the third quarter of 2003 increased $8 million as compared with the same period in 2002, primarily related to increased net realized investment gains of $13 million, partially offset by $9 million of after-tax non-recurring fee income received in the third quarter of 2002 in relation to the transfer of the Mail Handlers Plan.

Life Operations provides financial protection to individuals through a full product line of term life insurance, universal life insurance, individual long term care insurance, annuities and other products. Life Operations has several distribution relationships and partnerships including managing general agencies, other independent agencies working with CNA life sales offices, a network of brokers and dealers, and other independent insurance consultants.

•	Net earned premiums increased $28 million for the third quarter of 2003 as compared with the same period in 2002, due primarily to higher sales of structured settlement annuities and a higher base of the inforce long term care product.

•	Net income for the third quarter of 2003 increased $14 million as compared with the same period in 2002, primarily related to increased net realized investment results, partially offset by unfavorable individual long term care morbidity due to increased frequency of claims, and a $3 million after-tax write-off of capitalized software costs.

Corporate and Other segment contains certain corporate expenses such as interest on corporate debt and losses and expenses related to the centralized adjusting and settlement of APMT. In addition, this segment includes the results of certain run-off insurance and non-insurance operations.

•	Net results for the third quarter of 2003 decreased $730 million as compared with the same period in 2002, primarily related to a $545 million after-tax increase in unfavorable net prior year development, principally related to APMT, $44 million after-tax increase in ULAE reserves, $112 million after-tax increase in the bad debt provision for reinsurance receivables and $10 million after-tax increase in certain insurance-related assessments.

Net Investment Income

Pretax net investment income decreased $12 million to $352 million for the third quarter of 2003 as compared with the same period in 2002. The change was primarily due to lower investment yields on fixed maturity securities and a $95 million increase in interest costs on funds withheld and other deposits related to certain reinsurance contracts. The interest costs on these reinsurance contracts increased due to additional cessions to the corporate aggregate and other reinsurance treaties as a result of the unfavorable net prior year development recorded in the third quarter of 2003. These declines were partially offset by improved limited partnership investment results.

About the Company

CNA is the country’s fourth largest commercial insurance writer and the 11th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages; life and accident insurance; group long term care, disability and life insurance; and pension products. CNA services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

Conference Call and Webcast Information:

A conference call for investors and the professional investment community will be held from 8:00 a.m. to 9:30 a.m. EST today. On the conference call will be Stephen W. Lilienthal, Chairman and Chief Executive Officer of the CNA insurance companies, and other members of senior management. Participants can access the call by dialing 800-967-7140 or for international callers 719-457-2629. The call will also be broadcast live on the internet at http://investors.cna.com or you may go to the investor relations pages of the CNA Website (www.cna.com) for further details.

The call is available to the media, but questions will be restricted to investors and the professional investment community. A taped replay of the call will be available until November 19, 2003 by dialing 888-203-1112 and using passcode 235538 or for international callers 719-457-0820 and using passcode 235538. It will also be archived later in the day for replay on our Website. Financial supplement information related to the third quarter results is available on the investor relations pages of the CNA Website or by contacting Dawn Jaffray at 312-822-7757.

FORWARD-LOOKING STATEMENT

The statements contained in this press release, which are not historical facts, are forward-looking statements. When included in this press release, the words “believes,” “expects,” “intends,” “anticipates,” “estimates,” and analogous expressions are intended to identify forward-looking statements. Forward-looking statements include expected developments in the insurance business of CNA (the “Company”), including losses for asbestos, environmental pollution and mass tort claims; the Company’s expectations concerning its revenues, earnings, expenses and investment activities; expected cost savings and other results from the Company’s expense reduction and restructuring activities; and the Company’s proposed actions in response to trends in its business.

Such statements, and the financial condition and results of operations of the Company and the price of the Company’s common stock, are subject to a variety of inherent risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from those projected. Such risks and uncertainties include, among others: general economic and business conditions, including inflationary pressures on medical care costs, construction costs and other economic sectors that increase the severity of claims; changes in financial markets such as fluctuations in interest rates, long-term periods of low interest rates, credit conditions and currency, commodity and stock prices; the effects of corporate bankruptcies, such as Enron and WorldCom, on surety bond claims, as well as on capital markets and on the markets for directors & officers and errors & omissions coverages; changes in foreign or domestic political, social and economic conditions; regulatory initiatives and compliance with governmental regulations; judicial decisions and rulings, including interpretation of policy provisions, decisions regarding coverage and theories of liability, trends in litigation and the outcome of any litigation involving the Company; changes in tax laws and regulations; regulatory limitations and restrictions upon the Company and its insurance subsidiaries; the impact of competitive products, policies and pricing and the competitive environment in which the Company operates, including changes in the Company’s books of business; product and policy availability and demand and market responses, including the level of ability to obtain rate increases and decline or non-renew underpriced accounts, to achieve premium targets and profitability and to realize growth and retention estimates; development of claims and the impact on loss reserves, including changes in claim settlement practices; the effectiveness of current initiatives by claims management to reduce loss and expense ratio through more efficacious claims handling techniques; the performance of reinsurance companies under reinsurance contracts with the Company; results of financing efforts, including the availability of bank credit facilities; changes in the Company’s composition of operating segments; weather and other natural physical events, including the severity and frequency of storms, hail, snowfall and other winter conditions, as well as of natural disasters such as hurricanes and earthquakes; man-made disasters, including the possible occurrence of terrorist attacks and the effect of the absence of applicable terrorism legislation on coverages; the occurrence of epidemics; exposure to liabilities due to claims made by insureds and others relating to asbestos remediation and health-based asbestos impairments, and exposure to liabilities for environmental pollution and other mass tort claims; whether a national privately financed trust to replace litigation of asbestos claims with payments to claimants from the trust will be established or approved through federal legislation, or, if established and approved, whether it will contain funding requirements in excess of the Company’s established loss reserves or carried loss reserves; the sufficiency of the Company’s loss reserves and the possibility of future increases in reserves; the level of success in integrating acquired businesses and operations, and in consolidating existing ones; the possibility of changes in the Company’s ratings by ratings agencies, including the inability to access certain markets or distribution channels and the required collateralization of future payment obligations as a result of such changes, and changes in rating agency policies and practices; the actual closing of contemplated transactions and agreements; and various other matters and risks (many of which are beyond the Company’s control) detailed in the Company’s Securities and Exchange Commission filings.

These forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release any updates or revisions to any forward-looking statement contained in this press release to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based.

This press release may also contain financial measures that are not in accordance with generally accepted accounting principles (GAAP). For reconciliations of non-GAAP measures to the most comparable GAAP measures, refer to this press release and the financial supplement posted on the Company’s website.

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